Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise National For-Sale Housing eFund, LLC of our report dated April 27, 2018, relating to our audit of the consolidated financial statements of Fundrise National For-Sale Housing eFund, LLC as of December 31, 2017 and for the period from March 24, 2017 (inception) through December 31, 2017.

/s/ RSM US LLP

McLean, Virginia

April 27, 2018